                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             P. H. GLATFELTER COMPANY
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                 (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                     [LOGO]

                            P. H. GLATFELTER COMPANY
                             228 SOUTH MAIN STREET
                        SPRING GROVE, PENNSYLVANIA 17362

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 1997

                             ---------------------

TO THE SHAREHOLDERS:

     The annual meeting of shareholders of P. H. Glatfelter Company will be held at the Company's principal office, 228 South Main Street, Spring Grove, Pennsylvania, on Wednesday, April 23, 1997 at 10:00 A.M. for the following purposes:

          1. To elect five members of the Board of Directors, one to serve a two-year term expiring in 1999 and four to serve for full three-year terms expiring in 2000.

          2. To consider and take action upon a proposal to approve amendments to the Company's 1992 Key Employee Long-Term Incentive Plan.

          3. To consider and take action upon a proposal to approve the Company's Management Incentive Plan.

          4. To transact such other business as may properly come before the meeting.

     Only holders of Common Stock of record on the transfer books of the Company at the close of business on February 26, 1997 will be entitled to notice of and to vote at the meeting.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you do attend the Annual Meeting.

                                            /s/ R.S. WOOD
                                            R. S. WOOD,
                                            Secretary

March 14, 1997

                            P. H. GLATFELTER COMPANY

                                PROXY STATEMENT

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of P. H. Glatfelter Company (the "Company"), 228 South Main Street, Spring Grove, Pennsylvania 17362. Copies of this proxy statement and the accompanying proxy are being mailed to the holders of Common Stock on or after March 14, 1997. The proxy may be revoked by a shareholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by appearing at the meeting and voting in person or by the timely submission of a properly executed later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and other employees of the Company may solicit proxies personally and by telephone.

     Holders of Common Stock of record at the close of business on February 26, 1997 will be entitled to one vote per share so held of record on all business of the meeting, except that the holders have cumulative voting rights in elections of directors. Therefore, each shareholder is entitled to as many votes in the election of directors of each class as shall equal the number of his shares of Common Stock multiplied by the number of directors of such class to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees within such class as he sees fit. The Company had 42,330,048 shares of Common Stock outstanding on the record date. Under Pennsylvania law and the by-laws of the Company, the presence at the annual meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter. If the proxy is signed and returned without directions, the shares will be voted as indicated in the Proxy Statement by the persons named in the accompanying proxy. The votes will be counted by judges of election appointed by the Company.

                             ELECTION OF DIRECTORS

     One director is to be elected at the annual meeting of shareholders to serve a two-year term expiring on the date of the 1999 annual meeting and until his successor is elected and shall qualify. Four directors are to be elected at the annual meeting of shareholders to serve three-year terms expiring on the date of the 2000 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of R. W. Kelso for a term expiring in 1999, and R. E. Chappell, G. H. Glatfelter II, T. C. Norris and R. L. Smoot for terms expiring in 2000, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. Messrs. Chappell, Glatfelter, Kelso, Norris and Smoot are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable. The nominee for election as director for a term expiring in 1999 receiving the highest number of votes cast by shareholders entitled to vote thereon, and the four nominees for election as directors for terms expiring in 2000 receiving the highest number of votes cast by shareholders entitled to vote thereon, will be elected to serve on the Board of Directors. Votes that are withheld will be counted in determining the presence of a quorum, but will have no effect on the vote. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of directors accordingly.

     The following table sets forth information as to the nominees and the other persons who are to continue as directors of the Company after the annual meeting. The offices referred to in the table are offices of the

Company unless otherwise indicated. For information concerning the number of shares of Common Stock of the Company owned by each director and all directors and officers as a group as of February 26, 1997, see "Ownership of Common Stock."

                                       YEAR FIRST                PRINCIPAL OCCUPATION AND
                                       ELECTED A                BUSINESSES DURING LAST FIVE
           NAME                AGE      DIRECTOR              YEARS AND CURRENT DIRECTORSHIPS
---------------------------    ---     ----------     -----------------------------------------------
Nominee to be elected for a term expiring in 1999:

Richard W. Kelso                59         1997       President and Chief Executive Officer, PQ
                                                      Corporation; Director of SPS Technologies
Nominees to be elected for terms expiring in 2000:
Robert E. Chappell              52         1989       Chairman and Chief Executive Officer, Penn
                                                      Mutual Life Insurance Company from January 1,
                                                      1997 to present; President and Chief Executive
                                                      Officer, Penn Mutual Life Insurance Company
                                                      from April 1, 1995 to December 31, 1996;
                                                      President and Chief Operating Officer, Penn
                                                      Mutual Life Insurance Company from January 1994
                                                      to April 1995; Executive Vice President, PNC
                                                      Bank Corp. (formerly PNC Financial Corp.), a
                                                      bank holding company, from January 1992 to
                                                      December 1993
George H. Glatfelter II(1)      45         1992       Senior Vice President since September 1995;
                                                      Vice President--General Manager, Glatfelter
                                                      Paper Division from May 1993 to September 1995;
                                                      General Manager, Glatfelter Paper Division
                                                      prior to May 1993
Thomas C. Norris                58         1976       Chairman, President and Chief Executive Officer
Richard L. Smoot                56         1994       President and Chief Executive Officer, PNC
                                                      Bank, National Association, Philadelphia/South
                                                      Jersey markets since October 1995; President
                                                      and Chief Executive Officer, PNC Bank, National
                                                      Association, Philadelphia prior to October 1995
Directors continuing for terms expiring in 1999:
Nicholas DeBenedictis           51         1995       Chairman and Chief Executive Officer of
                                                      Philadelphia Suburban Corporation since May
                                                      1993; President and Chief Executive Officer of
                                                      Philadelphia Suburban Corporation and Chairman
                                                      of Philadelphia Suburban Water Company from
                                                      July 1992 to May 1993; Senior Vice President of
                                                      Corporate Public Affairs of Philadelphia
                                                      Electric Company March 1989 to June 1992;
                                                      Director of Philadelphia Suburban Corporation,
                                                      Air and Water Technologies Corporation and
                                                      Provident Mutual Life Insurance Company
George H. Glatfelter(1)         70         1970       Retired; former Vice President--Manufacturing,
                                                      Spring Grove Mill
M. A. Johnson II                63         1970       Retired; former Executive Vice President,
                                                      Treasurer and Chief Financial Officer

                                       YEAR FIRST                PRINCIPAL OCCUPATION AND
                                       ELECTED A                BUSINESSES DURING LAST FIVE
           NAME                AGE      DIRECTOR              YEARS AND CURRENT DIRECTORSHIPS
---------------------------    ---     ----------     -----------------------------------------------
Directors continuing for terms expiring in 1998:
Roger S. Hillas                 69         1964       Retired; Chairman and Chief Executive Officer,
                                                      Meritor Savings Bank, prior to December 1992;
                                                      Director of Consolidated Rail Corporation, Toll
                                                      Bros., Inc., VF Corporation and The Bon-Ton
                                                      Stores, Inc.
Paul R. Roedel                  69         1992       Retired; Chairman and Chief Executive Officer,
                                                      Carpenter Technology Corporation, manufacturer
                                                      of specialty metals, prior to July 1992;
                                                      Director of Carpenter Technology Corporation
                                                      and GPU, Inc.
John M. Sanzo                   47         1992       Private Financial Consultant since June 1994;
                                                      President, Edison Control Corporation,
                                                      manufacturer of circuit indicators for electric
                                                      utility industry, from November 1991 to June
                                                      1994; Managing Director, The First Boston
                                                      Corporation, an investment bank, prior to
                                                      August 1991

---------------
(1) George H. Glatfelter II is the son of George H. Glatfelter.

                         APPROVAL OF AMENDMENTS TO THE
                   1992 KEY EMPLOYEE LONG-TERM INCENTIVE PLAN

     At the annual meeting, shareholders will be asked to approve amendments to the 1992 Key Employee Long-Term Incentive Plan (the "Long-Term Incentive Plan"). If adopted, these amendments will (a) increase the maximum aggregate number of shares of Common Stock which may be issued under the Long-Term Incentive Plan from 3,000,000 to 5,000,000, (b) limit to 200,000 the maximum number of shares of Common Stock with respect to which options may be granted under the Long-Term Incentive Plan to any individual during any calendar year, (c) extend the termination date for the Long-Term Incentive Plan from April 22, 2002 until April 23, 2007, (d) permit directors (including directors who are not employees of the Company) to be granted stock options and restricted stock awards under the Long-Term Incentive Plan, (e) grant to the Compensation Committee of the Board of Directors (the "Compensation Committee") administering the Long-Term Incentive Plan greater authority to accelerate the exercisability or vesting of awards and to extend the post-termination exercise periods (but not beyond the end of the stated term) for options granted under the Long-Term Incentive Plan,
(f) specify the types of performance goals that the Compensation Committee may use when granting performance-based awards, (g) limit the number of performance shares and the dollar amount of any performance units awarded to any individual during any calendar year to 60,000 and $1,000,000, respectively, and (h) require that the Company seek shareholder approval of future amendments to the Long-Term Incentive Plan only if such approval is necessary to comply with the Internal Revenue Code of 1986, as amended (the "Code"), federal or state securities law or other applicable rules and regulations. The Long-Term Incentive Plan, as proposed to be amended, is set forth in full as Exhibit A to this Proxy Statement and is incorporated herein by reference.

     The Long-Term Incentive Plan was originally approved by the Board of Directors on March 25, 1992 and by the shareholders of the Company on April 22, 1992. It was amended by the Board on March 13, 1997, subject to the approval of certain amendments by the shareholders of the Company at the annual meeting. Certain of the amendments are necessary for awards under the Long-Term Incentive Plan to qualify as performance-based compensation that will be deductible for federal income tax purposes under Section 162(m) of the Code. (See "Report of Compensation Committee on Executive Compensation.") The Long-Term Incentive Plan, as amended, is designed to enable the Company to offer key employees and directors of the Company and its subsidiaries equity interests in the Company and other incentive awards in order to attract, retain, and reward such individuals and to strengthen the mutuality of interests between such individuals and the Company's shareholders.

ADMINISTRATION

     The Long-Term Incentive Plan is administered by the Compensation Committee. Under the Long-Term Incentive Plan, the Compensation Committee must be composed of at least three directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and an "outside director" within the meaning of
Section 162(m) of the Code and regulations promulgated thereunder, as in effect from time to time. The Compensation Committee, subject to the provisions of the Long-Term Incentive Plan, as amended, will have the authority to determine and designate officers, key employees and directors to whom awards shall be made and the terms, conditions and restrictions applicable to each award (including, but not limited to, the option price, any restriction or limitation, any vesting schedule or acceleration thereof, and any forfeiture restrictions). The Compensation Committee may, in its sole discretion, accelerate the vesting of awards or extend the period during which an option may be exercised after an optionee ceases to be an employee or director of the Company, but not beyond the expiration of its stated term.

TYPES OF AWARDS

     The Long-Term Incentive Plan contains provisions for granting various awards, including non-qualified stock options, incentive stock options as defined in Section 422 of the Code, performance shares, performance units and restricted stock.

     Stock Options. A "stock option" is a contractual right to purchase a number of shares of Common Stock at a price determined on the date the option is granted. The option price per share of Common Stock purchasable upon exercise of a stock option and the time or times at which such options shall be exercisable shall be determined by the Compensation Committee at the time of grant. Such option price shall not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of an incentive stock option and shall not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of a non-qualified stock option. Unless otherwise determined by the Compensation Committee, the option price may be paid in whole or in part in the form of Common Stock already owned by the participant, based on the fair market value of such Common Stock on the last trading date preceding payment.

     No stock option may be exercised within six months after the date of grant nor more than ten years after the date of grant and, except as provided by the Compensation Committee, no option may be exercised if the optionee ceases to be an employee or a director of the Company for any reason other than death or disability. In the event of death or disability, any option exercisable at the date of death or the date on which disability commenced may be exercised for a period of one year from the date of death or commencement of disability (unless otherwise determined by the Compensation Committee at or after the date of grant) or until the expiration of the stated term of the option, whichever period is shorter.

     Restricted Stock. "Restricted stock" are shares of Common Stock granted to a participant for no or nominal consideration which will be forfeited to the Company if the recipient ceases to be an employee or director of the Company during a restriction period specified by the Compensation Committee. In lieu of issuing a stock certificate representing such shares of Common Stock upon lapse of the applicable restrictions, the Compensation Committee may, in its sole discretion, elect to distribute to the participant cash in an amount equal to the fair market value of such shares on the date such restrictions lapse. In the event of death or disability, the restrictions will lapse with respect to that percentage of restricted stock held by the participant that is equal to the percentage of the restriction period that had elapsed as of the date of death or commencement of disability.

     Performance Share. A "performance share" is an award of the right to receive stock (or cash of an equivalent value) at the end of a specified performance period only if specified performance goals are met. As amended, the Long-Term Incentive Plan provides that performance goals may be based on the Company's stock price, return on assets, return on capital employed, return on shareholders' equity, earnings, earnings per share, total shareholder return, sales, costs, or such other objective performance goals as may be established by the Compensation Committee from time to time. Performance shares shall be forfeited upon termination of employment during the performance period for any reason other than death or disability. In the event of death or disability, the participant or his estate will be entitled to receive, at the expiration of the performance period, a percentage of his performance shares equal to the percentage of the performance period that had elapsed at the time of death or commencement of disability, provided that the Compensation Committee determines that the applicable performance goals have been met.

     Performance Unit. A "performance unit" is an award of the right to receive a fixed dollar amount, payable in cash or stock of an equivalent value, at the end of a specified performance period only if specified performance goals are met. As amended, the Long-Term Incentive Plan provides that performance goals may be based on the Company's stock price, return on assets, return on capital employed, return on shareholders' equity, earnings, earnings per share, total shareholder return, sales, costs, or such other objective performance goals as may be established by the Compensation Committee from time to time. Performance units will be forfeited upon termination of employment during the performance period for any reason other than death or disability. In the event of death or disability, the participant or his estate will be entitled to receive, at the expiration of the performance period, a percentage of his performance units equal to the percentage of the performance period that had elapsed at the time of death or commencement of disability, provided that the Compensation Committee determines that the applicable performance goals have been met.

ELIGIBILITY

     Officers and other key employees of the Company and its subsidiaries are eligible to be granted stock options, restricted stock, performance shares and performance units under the Long-Term Incentive Plan. As amended, the Long-Term Incentive Plan would also permit directors of the Company to be granted awards of stock options and restricted stock. Eligibility shall be determined by the Compensation Committee. Approximately 360 persons are currently eligible to receive awards under the Long-Term Incentive Plan.

SHARES SUBJECT TO THE LONG-TERM INCENTIVE PLAN

     The proposed amendments to the Long-Term Incentive Plan would increase the number of shares of Common Stock issuable pursuant to awards granted thereunder from 3,000,000 to 5,000,000. As of January 31, 1997, an aggregate of 1,797,895 shares of Common Stock were issued or issuable pursuant to awards granted under the Long-Term Incentive Plan. Shares of Common Stock issuable under the Long-Term Incentive Plan may be either authorized and unissued shares or issued shares reacquired by the Company and held in treasury. As amended, the Long-Term Incentive Plan would limit the number of shares of Common Stock with respect to which options may be granted to any individual during any calendar year to 200,000. It would also limit the number of performance shares and the dollar amount of any performance units awarded to any individual during any calendar year to 60,000 and $1,000,000, respectively. The aggregate number of shares issuable under the Long-Term Incentive Plan, the maximum individual limit for option grants and performance shares, and the number of shares subject to options and awards outstanding under the Long-Term Incentive Plan are subject to adjustment in the event of a merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock. Shares subject to options that expire, terminate or are cancelled unexercised, shares of restricted stock that have been forfeited to the Company, and shares that are not issued as a result of forfeiture or termination of an award may be reissued under the Long-Term Incentive Plan.

CHANGE OF CONTROL

     In the event of a change of control of the Company (as defined in the Long-Term Incentive Plan), all outstanding options that have been held for at least six months shall immediately become fully exercisable and all outstanding awards of restricted stock that have been held for at least six months shall immediately cease to be subject to forfeiture or deferral limitations. In addition, the Compensation Committee may, in its sole discretion, provide that participants shall receive immediately some or all of the shares of Common Stock or cash subject to outstanding performance share and performance unit awards in the event of a change of control.

SECTION 162(M)

     Under Section 162(m) of the Code, the Company may deduct, for federal income tax purposes, compensation paid to its chief executive officer and four other most highly compensated executive officers only to the extent that such compensation does not exceed $1,000,000 for any individual during any year, provided that compensation that qualifies as "performance-based compensation" is not counted toward the $1,000,000 limit. The Long-Term Incentive Plan, as proposed to be amended, includes features necessary for certain awards thereunder to qualify as "performance-based compensation."

     To so qualify, stock options granted under the Long-Term Incentive Plan must have an exercise price per share that is not less than the fair market value of a share of the Company's Common Stock on the date of grant. Performance shares and performance units may qualify for the exemption only if (i) the Compensation Committee establishes in writing objective performance goals for such awards no later than 90 days after the commencement of the performance period and (ii) no payments are made to participants pursuant to the awards until the Compensation Committee certifies in writing that the applicable performance goals have been met.

FEDERAL TAX CONSEQUENCES

     The Federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

     Non-Qualified Options. Under present Treasury regulations, an optionee who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will receive a corresponding deduction. Income tax withholding requirements apply upon exercise. The optionee's basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the optionee will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised.

     Incentive Options. An optionee is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of death or disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the option.

     If the optionee satisfies both the employment rule and the holding rule, for regular tax purposes the optionee will not realize income upon exercise of the option and the Company will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

     If the optionee meets the employment rule but fails to observe the holding rule (a "disqualifying disposition"), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the stock was held after the option was exercised). If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option price. In both situations, the Company's tax deduction is limited to the amount of ordinary income recognized by the optionee. Under current Internal Revenue Service guidelines, the Company is not required to withhold any Federal income tax in the event of a disqualifying disposition.

     Different consequences will apply for an optionee subject to the alternative minimum tax.

     Restricted Stock. Recipients of shares of restricted stock that are not "transferable" and are subject to "substantial risk of forfeiture" at the time of grant will not be subject to Federal income taxes until lapse or release of the restrictions on the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient's income and the Company's deduction will be equal to the fair market value of the shares on the date of lapse or release of such restrictions (or on the date of grant if such election is made) less any purchase price.

     Performance Shares and Performance Units. A participant is not taxed upon the grant of performance shares or performance units. Upon receipt of the underlying shares or cash, he will be taxed at ordinary income tax rates on the amount of cash received and/or the current fair market value of stock received, and the Company will be entitled to a corresponding tax deduction. The participant's basis in any shares acquired pursuant to the settlement of performance shares or units will be equal to the amount of ordinary income on which he was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

     Withholding. The Company shall have the right to reduce the number of shares of Common Stock deliverable pursuant to the Long-Term Incentive Plan by an amount which would have a fair market value equal to the amount of all federal, state, or local taxes to be withheld, based on the tax rates then in effect or the tax rates that the Company reasonably believes will be in effect for the applicable tax year, or to deduct the amount of such taxes from any cash payment to be made to the participant, pursuant to the Plan or otherwise.

PRIOR AWARDS

     As of January 31, 1997, awards covering an aggregate of 1,797,895 shares of Common Stock have been granted under the Long-Term Incentive Plan. It is not possible to predict the individuals who will receive future awards under the Long-Term Incentive Plan or the number of shares of Common Stock covered by any future award because such awards are wholly within the discretion of the Compensation Committee. For illustrative purposes only, the following table sets forth the awards that were made under the Long-Term Incentive Plan during 1996:

                                                                                 PERFORMANCE
    NAME OR GROUP                                                    OPTIONS      SHARES(1)
    ---------------------------------------------------------------  --------    -----------
    T.C. Norris....................................................        --           --
    G.H. Glatfelter II.............................................    13,450        8,340
    R.S. Lawrence..................................................     7,790        4,830
    R.P. Newcomer..................................................    13,450        8,340
    J.F. Myers.....................................................     9,115        5,650
    Executive Officer Group........................................    65,575       40,660
    Non-Executive Officer Employee Group...........................   136,455        4,200

---------------
(1) Number of performance shares is based on the maximum number of shares of Common Stock issuable pursuant to such awards.

     On March 7, 1997, the closing price of a share of Common Stock on the American Stock Exchange was $16 7/8.

TERMINATION OR AMENDMENT OF THE LONG-TERM INCENTIVE PLAN

     The Board may at any time amend, discontinue, or terminate the Long-Term Incentive Plan or any part thereof, provided, however, that unless otherwise required by law, the rights of a participant may not be impaired without the consent of such participant, and provided that the Company will submit an amendment to the Company's shareholders if necessary to comply with the Internal Revenue Code, federal or state securities laws or any other applicable rules or regulations. Unless sooner terminated, the Long-Term Incentive Plan, as amended, will expire on April 23, 2007 and no awards may be granted after that date.

     The amendments to the Long-Term Incentive Plan will become effective if a majority of the votes cast on the proposal are cast in favor of approval. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (i.e., shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote on this proposal.

     The Board of Directors recommends that you vote FOR approval of the amendments to the Long-Term Incentive Plan.

                     APPROVAL OF MANAGEMENT INCENTIVE PLAN

     At the annual meeting, shareholders will be asked to approve the Management Incentive Plan (the "Management Incentive Plan"). The Management Incentive Plan is set forth in full as Exhibit B to this Proxy Statement and is incorporated herein by reference.

     The Management Incentive Plan was adopted by the Board of Directors as of January 1, 1994 and last amended and restated on March 13, 1997. The Company is submitting the Management Incentive Plan to shareholders for their approval at the annual meeting in an effort to qualify awards under the Management Incentive Plan as performance-based compensation that is deductible under Section 162(m) of the Code. (See "Report of Compensation Committee on Executive Compensation.")

     The Management Incentive Plan is administered by the Compensation Committee. The Compensation Committee establishes incentive bonus opportunities designed to encourage greater efforts on the part of key salaried employees to increase the profits of the Company. The underlying objectives of the Management Incentive Plan are to assure that incentive bonus awards are at risk annually, to reward key mill management personnel on the basis of both mill and corporate financial results, and to provide an incentive bonus award structure for key salaried employees of the Company that is similar to that of comparable companies.

     To establish financial targets for payment of incentive awards, the Company and each of its mills are treated as separate profit centers. In addition, the Glatfelter Paper Group profit center represents a combination of the Spring Grove and Neenah mill profit centers. For each fiscal year, the Compensation Committee selects, based on the recommendation of the Chief Executive Officer of the Company, those members of management and highly compensated salaried employees who will participate in the Management Incentive Plan (based on their position responsibilities, organizational reporting relationship, current salary grade and/or rate, individual performance expectations and competitive practices) and the profit center to which they are assigned. Sixty-three employees are currently eligible to participate in the Management Incentive Plan.

     The incentive awards to be paid to participants in the Management Incentive Plan are based on the midpoint of the salary range for such participant's salary grade, multiplied by a percentage that will vary depending on whether specified maximum, target or minimum financial objectives are achieved. For 1997 awards, the percentages to be paid to participants range from 5% to 25% if the minimum financial objectives are achieved and from 40% to 140% if the maximum financial objectives are achieved. The Compensation Committee establishes the range of award percentages prior to the beginning of each calendar year for each salary grade under the Company's compensation structure. In no event will the award paid to any participant under the Management Incentive Plan exceed $1,000,000 for any calendar year.

     The incentive bonus awards for all profit centers, exclusive of the Corporate profit center, have to date been based on a combination of the return on capital employed (as defined for each of the individual mill profit centers) and the return on shareholders' equity (as defined) of the Company. The incentive bonus awards for the Corporate profit center have to date been based solely on return on shareholders' equity (as defined) of the Company. The Compensation Committee may, in the future, establish financial objectives that are based on other business criteria, such as stock price, return on assets, earnings, earnings per share, total shareholder return, sales or costs.

     If a participant's employment with the Company terminates by reason of death, retirement or permanent disability, his incentive bonus award will be determined on the basis of the financial results of his profit center and his base salary midpoint for such fiscal year, prorated to reflect the period of service prior to his termination of employment. If a participant's employment with the Company terminates for any other reason, he will not receive an incentive bonus award for such fiscal year, unless the Compensation Committee, in its sole discretion, determines otherwise.

     If the Compensation Committee certifies in writing that the applicable financial objectives have been achieved during a year, the awards will be paid to the participants in cash at the beginning of the following year. If the participant so elects, receipt of payment may be deferred to a future date. If the minimum financial objectives are not achieved during a year, the participant will not receive any payments. The Company may withhold from any payments made under the Management Incentive Plan any amounts that are required to be withheld pursuant to any statute or other governmental regulation or ruling.

     For 1997, the individuals and groups listed below will receive the following benefits if the Management Incentive Plan is approved by the Company's shareholders and the minimum, target or maximum goals under the Management Incentive Plan are achieved:

                     NAME OR GROUP                   MINIMUM($)     TARGET($)     MAXIMUM($)
    -----------------------------------------------  ----------     ----------    ----------
    T. C. Norris...................................     90,314         361,255      722,511
    G. H. Glatfelter II............................     30,602         122,408      244,815
    R. S. Lawrence.................................     17,732          70,927      141,854
    R. P. Newcomer.................................     30,602         122,408      244,815
    J. F. Myers....................................     23,341          93,364      186,728
    Executive Officer Group........................    243,639         974,554    1,949,107
    Non-Executive Officer Employee Group...........    320,580       1,282,318    2,564,640

     The Board of Directors may at any time amend, modify or terminate the Management Incentive Plan or any part thereof, provided that if the Management Incentive Plan is in effect at the beginning of a fiscal year, it may not be terminated or amended for such year.

     The Management Incentive Plan will satisfy the Section 162(m) shareholder approval requirement if a majority of the votes cast on the proposal are cast in favor of approval. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (i.e., shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote on this proposal.

     The Board of Directors recommends that you vote FOR approval of the Management Incentive Plan.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                               AND ITS COMMITTEES

BOARD OF DIRECTORS

     The Board of Directors held five meetings during 1996. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees thereof on which he served in 1996, except for R. E. Chappell who attended 71% of the meetings of the Board and committees on which he served. The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating Committee and the Employee Benefits Committee. The members of all of these committees are appointed by the Board.

COMMITTEES

     Executive Committee -- The Executive Committee consists of four members of the Board: G. H. Glatfelter, R. S. Hillas, M. A. Johnson II and T. C. Norris. The Executive Committee has the authority to exercise all of the powers of the Board of Directors between meetings of the Board, except the power to amend the Company's By-Laws, submit matters to shareholders for approval, create or fill vacancies in the Board of Directors and repeal or modify any prior action of the Board of Directors that by its terms can be repealed or amended only by the Board. The Executive Committee held no meetings during 1996.

     Audit Committee -- The Audit Committee consists of five members of the
Board: R. E. Chappell, N. DeBenedictis, R. S. Hillas, P. R. Roedel and J. M. Sanzo, none of whom are members of the Company's management. Generally, the Audit Committee (i) recommends to the Board of Directors the independent accountants to be appointed for the Company, (ii) meets with the independent accountants, the chief internal auditor and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent accountants and internal auditors, including in the case of the independent accountants, the fees for such services and (iii) reviews and reports on the results of such audits to the Board of Directors. The Audit Committee held two meetings during 1996.

     In accordance with the recommendations of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 1997. A representative of Deloitte & Touche is expected to attend the shareholders' meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Compensation Committee -- The Compensation Committee consists of four members of the Board: N. DeBenedictis, R. S. Hillas, P. R. Roedel and R. L. Smoot. The responsibilities of the Compensation Committee are described below (see "Report of Compensation Committee on Executive Compensation"). The Compensation Committee held four meetings during 1996.

     Finance Committee -- The Finance Committee consists of five members of the
Board: R. E. Chappell, G. H. Glatfelter II, M. A. Johnson II, T. C. Norris and
J. M. Sanzo. The Finance Committee is responsible for overseeing the Company's financial affairs and recommending such financial actions and policies, including those with respect to dividends, as are most appropriate to accommodate the Company's strategic and operating strategies while maintaining its sound financial condition. The Finance Committee held no meetings during 1996.

     Nominating Committee -- The Nominating Committee consists of four members of the Board: R. S. Hillas, T. C. Norris, J. M. Sanzo and R. L. Smoot. The responsibilities of the Nominating Committee include the identification and recruitment of effective candidates for nomination as directors and officers of the Company. The Nominating Committee held two meetings during 1996. The Nominating Committee will consider as nominees for election to the Board persons recommended by the holders of Common Stock of the Company. Any shareholder desiring to recommend a nominee for election at the 1998 annual meeting of shareholders should submit such nomination in writing to the Secretary of the Company by November 14, 1997.

     Employee Benefits Committee -- The Employee Benefits Committee consists of two members of the Board, G. H. Glatfelter II and T. C. Norris, and three officers or employees of the Company, D. H. Landis, R. P. Newcomer and R. S. Wood. The responsibilities of the Employee Benefits Committee include the general overview of the provisions of various pension plans of the Company and periodic review of pension fund performance. The Employee Benefits Committee is also responsible for administering the Company's various profit sharing, 401(k) savings and stock ownership plans and for conducting a periodic review of profit sharing and savings plan fund performance. The Employee Benefits Committee held four meetings during 1996.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid a retainer fee of $7,500 per year. In addition, non-employee directors are paid $1,000 for every board meeting attended plus $500 for every committee meeting attended. Non-employee committee chairpersons also receive an annual committee-related retainer of $1,000.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation from the Company and its subsidiaries which was awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers in 1996:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                           ---------------------------------------
                                                                    AWARDS
                                                           ------------------------   PAYOUTS($)
        NAME AND                    ANNUAL COMPENSATION     RESTRICTED   SECURITIES  -------------
        PRINCIPAL          FISCAL  ----------------------     STOCK      UNDERLYING      LTIP           ALL OTHER
        POSITION            YEAR   SALARY($)  BONUS($)(1)  AWARDS($)(2)   OPTIONS    PAYOUTS($)(3)  COMPENSATION($)(4)
-------------------------  ------  ---------  -----------  ------------  ----------  -------------  ------------------
T. C. Norris.............   1996    390,002     399,483          0              0      1,662,500           4,525
  Chairman, President       1995    355,052     370,964          0              0              0          10,567
  and CEO                   1994    320,102       4,802          0              0              0           9,519

G. H. Glatfelter II......   1996    177,330     143,837          0         13,450              0               0
  Senior Vice President     1995    157,593     152,416          0         15,580              0               0
                            1994    128,619       4,244          0              0              0               0

R. S. Lawrence...........   1996    165,108     149,441          0          7,790              0           4,500
  Vice President--General   1995    146,760     133,056          0         15,580              0           4,403
  Manager, Ecusta           1994    127,620           0          0              0              0           3,829
    Division

R. P. Newcomer...........   1996    167,880     143,069          0         13,450              0           4,500
  Senior Vice President,    1995    140,277     191,914          0         18,230              0           4,122
  Treasurer and CFO         1994    112,212       1,683          0              0              0           3,280

J. F. Myers..............   1996    182,952     113,348          0          9,115        831,250           4,498
  Vice President--          1995    166,320     191,953          0         18,230              0           4,990
  Manufacturing             1994    151,200       2,268          0              0              0           4,536
  Technology

---------------
(1) Reflects distributions under a broad-based profit sharing plan payable to all salaried employees and bonuses under the Management Incentive Plan for executive officers and other senior level employees. Bonuses under the Management Incentive Plan were not earned in 1994 since financial results did not meet minimum award goals.

(2) At December 31, 1996, Mr. Norris held restricted stock awards for 60,000 shares of common stock, 20,000 shares of which will vest on each of May 1, 1997, May 1, 1998 and May 1, 1999. At December 31, 1996, the fair market value of the shares subject to awards held by Mr. Norris was $1,080,000. No dividends are paid on shares subject to restricted stock awards which have not vested. The table does not include performance shares described under "Long-Term Incentive Plan Awards."

(3) Reflects payouts of awards made in 1988, which vested on May 1, 1996 pursuant to the 1988 Restricted Common Stock Award Plan.

(4) Other compensation reported for 1996 represents (a) matching contributions under the Company's 401(k) Savings Plan and (b) in the case of Mr. Norris, the $25 payable to him as an employee at the Company's Spring Grove Mill with service in excess of 25 years.

OPTION GRANTS

     The following table sets forth information concerning the number of options granted during 1996 and the value of unexercised options to purchase Common Stock held by the named executive officers at December 31, 1996. Under the terms of the stock options granted during 1996, none of the options were exercisable until 1997.

                             OPTION GRANTS IN 1996

                                      NUMBER OF         % OF
                                      SECURITIES        TOTAL                                      GRANT
                                      UNDERLYING       OPTIONS                                     DATE
                                       OPTIONS       GRANTED TO      EXERCISE                     PRESENT
                                       GRANTED        EMPLOYEES        PRICE       EXPIRATION      VALUE
                NAME                    (#)(1)       DURING 1996     ($/SH)(1)        DATE        ($#)(2)
------------------------------------  ----------     -----------     ---------     ----------     -------
T. C. Norris........................         0            --              --               --          --
G. H. Glatfelter II.................    13,450           6.7           17.16         12/31/05      53,787
R. S. Lawrence......................     7,790           3.9           17.16         12/31/05      31,152
R. P. Newcomer......................    13,450           6.7           17.16         12/31/05      53,787
J. F. Myers.........................     9,115           4.5           17.16         12/31/05      36,451

---------------

(1) Options granted are exercisable with respect to 25% of the total number of shares subject to option on each of January 1, 1997 and January 1 of the following three years, provided the grantee of the option has been continuously employed by the Company since the date of grant.

(2) The estimated present value at grant date of options granted during 1996 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise: ten years; a risk-free interest rate of 5.60%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 24%; and a dividend yield of 4.08%, representing the current $0.70 per share annualized dividends divided by the fair market value of the Common Stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

YEAR-END OPTION VALUES

     The following table sets forth information concerning options exercised in 1996 and the value of unexercised options to purchase Common Stock held by the named executive officers at December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN 1996
                     AND OPTION VALUES AT DECEMBER 31, 1996

                                                                                           VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED                IN-THE-MONEY
                           SHARES                         SECURITIES UNDERLYING                 OPTIONS AT
                         ACQUIRED ON                       OPTIONS AT 12/31/96                12/31/96($)(1)
                          EXERCISE         VALUE       ----------------------------    ----------------------------
         NAME                (#)        REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------  -----------    -----------    -----------    -------------    -----------    -------------
T. C. Norris...........       0             n/a           33,750          11,250          1,055              352
G. H. Glatfelter II....       0             n/a           22,645          31,385          1,316           13,734
R. S. Lawrence.........       0             n/a           22,645          25,725          1,316            8,959
R. P. Newcomer.........       0             n/a           23,307          33,373          1,440           14,107
J. F. Myers............       0             n/a           23,307          29,038          1,440           10,450

---------------

(1) Value is measured by the difference between the closing price for the Company's Common Stock on the American Stock Exchange on December 31, 1996 and the exercise price of the option.

     LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth information concerning the number of performance shares granted in 1996 under the Company's 1992 Key Employee Long-Term Incentive Plan.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1996

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                      NUMBER OF       PERFORMANCE OR         NON-STOCK PRICE BASED PLAN
                                    SHARES, UNITS      OTHER PERIOD      -----------------------------------
                                      OR OTHER       UNTIL MATURATION    THRESHOLD     TARGET       MAXIMUM
               NAME                   RIGHTS(1)        OR PAYOUT(2)      SHARES(#)    SHARES(#)    SHARES(#)
----------------------------------  -------------    ----------------    ---------    ---------    ---------
T. C. Norris......................          0                  --             --           --           --
G. H. Glatfelter II...............      4,170             4 years          1,042        4,170        8,340
R. S. Lawrence....................      2,415             4 years            604        2,415        4,830
R. P. Newcomer....................      4,170             4 years          1,042        4,170        8,340
J. F. Myers.......................      2,825             4 years            706        2,825        5,650

---------------

(1) Performance shares awarded in 1996 under the 1992 Key Employee Long-Term Incentive Plan will be paid at the end of the performance period in amounts based upon the Company's success in achieving certain performance goals, which are a combination of (i) return on average shareholders' equity and
    (ii) pre-tax earnings growth for the period. Payouts of earned performance shares will be made in common stock of the Company. The performance shares will be forfeited upon termination of a participant's employment with the Company during the performance period for any reason other than death or disability.

(2) The performance period is from January 1, 1996 to December 31, 1999.

EMPLOYEE BENEFIT PLANS

  Salary Continuation Plan

     The Company has a Salary Continuation Plan which provides for the payment for ten years following the retirement or death of the participant of an amount which on an actuarial basis as computed in 1987, was expected to equal the difference between 55% of the participant's then projected compensation at age 60 and the sum of then projected Social Security and Company pension plan retirement benefits to which the participant is entitled. If the participant dies prior to retirement, the benefits are payable to the participant's beneficiary. Compensation for purposes of the Salary Continuation Plan generally includes salary plus cash received and deferred compensation accrued under the Company's Management Incentive Plan and the former Salaried Employees' Profit Sharing Plan and Company contributions under the Employee Stock Purchase Plan. The Company has purchased insurance on the lives of the participants to provide funds to help offset the costs of benefits payable under the Plan. T. C. Norris is the only named executive officer who participates in the Plan.

  Pension Plans

     Officers and directors who are full time employees of the Company participate in the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the "Pension Plan"). Benefits payable under the Pension Plan are based upon years of service and average annual compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yield the highest average. Retirement benefits under the Pension Plan are not subject to any deduction for Social Security benefits. Retirement benefits accrued under the Pension Plan for Employees of the Ecusta Division are reduced by any pension benefits payable under a pension plan maintained by a predecessor employer. Annual compensation for purposes of the Pension Plan generally includes salary as listed in the Summary Compensation Table on page 12 ("Compensation Table") plus bonus listed in the Compensation Table for the prior year. To the extent deferral of an award under the Company's Management Incentive Plan causes a reduction in a participant's pension under the Pension Plan, the Management Incentive Plan provides a pension supplement.

     Employees in the Spring Grove Division who earned a vested benefit under the Pension Plan before May 1, 1970 may receive a benefit, if greater than the usual benefit, which does not give effect to years of service, and is based on plan earnings, which consist of the sum of average compensation in excess of annual base salary for the five year period prior to the year of actual retirement, or, if earlier, the year in which the employee attains age 60, and the annual base salary as of the April 30th closest to the retirement date or, if earlier, the April 30th closest to the 60th birthday. Annual compensation for such participants generally means the salary and bonus amounts listed in the Compensation Table.

     The Company has a Supplemental Executive Retirement Plan ("SERP") which provides participants with pension benefits that would have been payable under the Pension Plan but for certain legal limits. The benefits payable under the SERP to each participant are equal to the difference between the benefits that would have been payable under the Pension Plan in the absence of any legal limits and the benefits actually payable under the Pension Plan. Participants may elect to receive the benefits in any form permitted under the Pension Plan, or in the form of a single sum.

     The following table shows the estimated annual retirement benefits payable in the form of a single life annuity at normal retirement age under the Pension Plan, the SERP and the pension supplement provided under the Management Incentive Plan.

                               PENSION PLAN TABLE

    AVERAGE                                     ESTIMATED ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF
    ANNUAL                                                             SERVICE
FIVE YEAR PLAN                                 -------------------------------------------------------
COMPENSATION($)                                  15          20          25          30          35
---------------                                -------     -------     -------     -------     -------
   125,000...................................   25,782      34,376      42,970      46,095      49,220
   150,000...................................   31,032      41,376      51,720      55,470      59,220
   175,000...................................   36,282      48,376      60,470      64,845      69,220
   200,000...................................   41,532      55,376      69,220      74,220      79,220
   250,000...................................   52,032      69,376      86,720      92,970      99,220
   300,000...................................   62,532      83,376     104,220     111,720     119,220
   400,000...................................   83,532     111,376     139,220     149,220     159,220
   500,000...................................  104,532     139,376     174,220     186,720     199,220
   600,000...................................  125,532     167,376     209,220     224,220     239,220
   700,000...................................  146,532     195,376     244,220     261,720     279,220
   800,000...................................  167,532     223,376     279,220     299,220     319,220

The following executive officers who participate in the Pension Plan had the indicated credited years of service at December 31, 1996: T. C. Norris: 37 years, G. H. Glatfelter II: 20 years, R. S. Lawrence: 36 years, R. P. Newcomer:
24 years, and J. F. Myers: 29 years.

     Of the named executive officers at December 31, 1996, Mr. Norris and Mr. Myers earned a vested benefit under the Pension Plan before May 1, 1970 and their accrued benefits at age 65 in the form of a single life annuity under such plan, calculated without respect to service, were $243,449 and $100,909 per year, respectively.

     The Company has a Supplemental Management Pension Plan which provides for the payment of an early retirement supplement to any participant who retires before reaching age 65 and elects to defer receipt of benefits under the Pension Plan until he reaches age 65 or, if earlier, until the first day of the 36th month following his retirement. The monthly payment equals the monthly amount calculated for the participant under the Pension Plan and the SERP, but with the addition of three years to the participant's age. Payments end when the participant or the participant's beneficiary begins to receive payments under the Pension Plan or, if there is no beneficiary, at death.

                        COMPENSATION COMMITTEE INTERLOCK
                           AND INSIDER PARTICIPATION

     The Compensation Committee consists of four members of the Board of
Directors: P. R. Roedel (Chairman), N. DeBenedictis, R. S. Hillas and R. L.
Smoot.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee reviews and approves the elements of the Company's executive compensation program and assesses the effectiveness of the program as a whole. The Compensation Committee's responsibilities include: (i) reviewing and establishing the level of salaries and benefits for corporate officers and other key senior management employees of the Company, including but not limited to benefits under the Company's long-term incentive plan, profit sharing plan, defined benefit and contribution plans and other welfare benefit plans, (ii) reviewing annually with the Company's Chief Executive Officer, T. C. Norris, the job performance of corporate officers and key senior management as measured against financial and other objectives and the Company's achievements as compared to certain other companies in the paper and forest products industry, and (iii) reviewing and approving the participants in, and the operating rules for awards under, the Company's Management Incentive Plan.

     The Compensation Committee from time to time reviews the Company's entire executive compensation structure through an examination of compensation information for comparable companies and certain broader-based data, including data relating to the geographic areas in which the Company has facilities, compiled by the Company and by compensation and other consulting firms. As used herein, comparable companies refer to other companies in the paper and forest products industry (both publicly and privately owned) selected by management as being the companies in the industry which on an overall basis are most similar to the Company in relation to size, products and financial and other characteristics and in certain cases to general industry and nondurable manufacturing companies of roughly the same revenue size as the Company. Certain of the comparable companies are included in the Dow Jones Paper Products Industry Group and/or the S&P 500, and therefore are represented in the Stock Performance Chart below. In examining the compensation paid by the comparable companies, the Compensation Committee does not analyze the stock performance of such companies, but does examine their general financial performance.

     Executive Compensation Policies. The Compensation Committee has generally structured the Company's executive compensation program (i) to be competitive with compensation programs of comparable companies to enable the Company to attract, retain and motivate a highly qualified executive management team, (ii) to provide a significant portion of variable-based compensation that is contingent upon objectively-measured performance to align executive officers' interests with those of the Company's shareholders, and (iii) to include appropriate and flexible design features in such programs which will be responsive to the peculiarities of the paper industry and to the changing needs of the Company. The elements of the Company's executive compensation program are salary, annual incentive compensation, long-term incentive compensation and other benefits. From time to time the Compensation Committee solicits the advice of compensation and other consulting firms to evaluate the Company's executive compensation program in order to ensure that such program is competitive with compensation programs of comparable companies.

     The Compensation Committee intends that awards made under the Long-Term Incentive Plan and the Management Incentive Plan will qualify as performance-based compensation that will be deductible for federal income tax purposes under Section 162(m) of the Code.

     Salary. The Company's policy is to pay fair salaries at levels which are sufficient to attract and retain high caliber individuals based on the relative value of each position, as measured against comparable companies. The Compensation Committee assigns each executive position a salary range based on the salary level for similar positions at comparable companies. Ranges are adjusted by the Compensation Committee periodically.

     Generally, executive officer salaries are reviewed and approved annually. The salary for each executive is set by the Compensation Committee after an assessment of his or her performance and the relation of his or her salary to the midpoint for the relevant salary range, as well as the Company's financial results and general economic conditions. The factors that were considered in granting salary increases to executive officers in 1996 were as follows: (i) the Company's financial performance in 1995, (ii) the salary levels for a number of the executive officers were significantly below the midpoint salary levels of the salary grades for their respective positions and the midpoint salary levels for positions of similar scope and responsibility at comparable companies and,
(iii) the Compensation Committee's assessment of the officer's performance as evaluated and reported to the Compensation Committee by the Chief Executive Officer.

     Annual Incentive Compensation. The Compensation Committee establishes incentive bonus opportunities designed to encourage greater efforts on the part of key salaried employees to increase the profits of the Company. The incentive bonus opportunities potentially represent a significant portion of total compensation and are intended to correlate with the financial performance of the Company or one or more divisions thereof. The underlying objectives of the Company's Management Incentive Plan are to assure that incentive bonus awards are at risk annually, to reward key mill management personnel on the basis of both mill and corporate financial results, and to provide an incentive bonus award structure for key salaried employees of the Company that is similar to that of comparable companies.

     To establish financial targets for payment of incentive awards, the Company and each of its mills are treated as separate profit centers. In addition, the Glatfelter Paper Group profit center represents a combination of the Spring Grove and Neenah mill profit centers. The incentive bonus award for all profit centers, exclusive of the Corporate profit center, is based on a combination of the return on capital employed (as defined for each of the individual mill profit centers), and the return on shareholders' equity (as defined) of the Company. The incentive bonus award for the Corporate profit center is based on return on shareholders' equity (as defined) of the Company.

     The Compensation Committee establishes maximum, target and minimum financial objectives to be achieved for each profit center each year. Under the Plan, when establishing such financial objectives, the Compensation Committee considers the current economic climate, the forecast for the Company's business and the historical financial results of the Company. This methodology is intended to induce management to enhance the profitability of the Company throughout the full business cycle, and therefore to provide value to the shareholders of the Company. The Compensation Committee believes that executive officers should not receive any incentive bonus if the Company does not achieve annually established minimum financial objectives. If the minimum financial objectives are achieved, the incentive award for an executive officer would be determined by multiplying a percentage derived from the financial performance of such officer's respective profit center by the midpoint of the salary range for such officer.

     The financial performance of the Company's Corporate profit center for 1996, which is the relevant profit center for all but one of the named executive officers, was slightly above the target financial objectives established by the Compensation Committee. The financial performance for the Ecusta mill profit center for 1996, which is the relevant profit center for Mr. Lawrence, exceeded the maximum financial objectives established by the Compensation Committee as it did in 1995. The incentive bonus payments for certain named executive officers were higher on a relative basis for 1996 as compared to 1995 due to such officers' promotions in October 1995 (i.e. their midpoint base salary, which is used in determining their incentive awards, was higher in 1996 than in 1995). The incentive bonuses paid in 1996 and 1995 are in contrast to 1994, when no incentive bonuses were paid because the Company did not reach the minimum financial objectives for that year.

     Long-Term Incentive Compensation. The Company's Long-Term Incentive Plan enables the Company to offer key employees equity interests in the Company and other incentive awards, including performance-based stock incentives. Certain features of the Plan (i.e. stock options, performance shares, performance units and restricted stock) are similar to long-term incentives offered by many of the comparable companies. The primary purposes of the Plan are to (i) attract, retain, motivate and reward key employees, (ii) provide target long-term incentive award opportunities which are competitive with comparable companies,
(iii) assure that the awards issued pursuant to the Plan reflect the cyclical and long-term nature of the paper industry, (iv) enable senior executives to acquire appropriate levels of equity interest in the Company in order to increase the alignment of their interests with those of shareholders and (v) otherwise strengthen the mutuality of interests between key employees and the Company's shareholders.

     In 1995, the Company adopted a long-term incentive program, developed at the direction of the Compensation Committee by an executive compensation consulting firm, under which stock options and/or performance shares are granted annually to key employees. The value of such awards is based upon the value of awards granted to positions of similar scope and responsibility within comparable companies. Stock options have an exercise price equal to the fair market value of the Company's Common Stock at the time of the grant and become exercisable in 25% increments on January 1 of the next four years. Contingent awards of performance shares are generally made on the first day of the four-year Award Period. At the end of the four-year award period, the number of shares earned is based upon the level of achievement of two factors: return on average shareholders' equity and pre-tax earnings growth for the four-year performance period. If the threshold return on average shareholders' equity is not attained, no shares are earned. Above the threshold goals, the contingent award is reduced if the target goals are not met and such contingent award is supplemented if the target goals are exceeded. Payouts of earned performance shares are made in common stock of the Company at the end of the four-year performance period. The primary factor considered by the Compensation Committee in setting the amounts of options and performance shares granted in 1996 were the amounts granted to officers in positions of similar responsibility by comparable companies.

     CEO Compensation. Mr. Norris' salary was increased effective July 1, 1995 and remained unchanged through 1996. However, the Compensation Committee determined in its review of comparable company data that Mr. Norris' midpoint base salary was significantly below the average for his peer group. Accordingly, Mr. Norris' salary grade was increased effective January 1, 1996.

     Mr. Norris' annual incentive bonus award for 1996 reflected the fact that the financial performance of the Company's Corporate profit center for 1996 was slightly above the target financial objectives established by the Compensation Committee for 1996. Although the Corporate profit center's financial performance for 1996 did not meet the maximum financial objectives in 1996 (as it did in 1995), Mr. Norris' annual incentive bonus award in 1996 exceeded his award for 1995 because of his promotion to a higher salary grade. At the request of Mr. Norris, the Compensation Committee did not award him any long-term incentive compensation in 1996.

                                            P. R. Roedel
                                            N. DeBenedictis
                                            R. S. Hillas
                                            R. L. Smoot

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total return on the Company's Common Stock during the five years ended December 31, 1996 with the cumulative total return on the S&P 500 Composite Index and the Dow Jones Paper Products Industry Group. The comparison assumes $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
           AMONG P.H. GLATFELTER COMPANY, S&P 500 COMPOSITE INDEX AND
                    DOW JONES PAPER PRODUCTS INDUSTRY GROUP

                                                   DOW JONES
                                                     PAPER
                                    S&P 500        PRODUCTS
      MEASUREMENT PERIOD           COMPOSITE       INDUSTRY      P.H. GLATFEL
    (FISCAL YEAR COVERED)            INDEX           GROUP        TER COMPANY
1991                                    100.00          100.00          100.00
1992                                    107.62           99.43           68.29
1993                                    118.46          107.24           74.02
1994                                    120.03          119.45           64.32
1995                                    165.13          136.47           73.79
1996                                    203.05          114.20           80.68

CERTAIN TRANSACTIONS

     R. L. Smoot, a director of the Company, is President and Chief Executive Officer of PNC Bank, National Association, Philadelphia/South Jersey markets. PNC Bank, National Association ("PNC Bank"), an indirect subsidiary of PNC Bank Corp., has a banking relationship with the Company and provides general banking services and credit facilities. The Company has a line of credit with PNC Bank in the amount of $45,000,000, in respect of which the Company paid $1,240 in interest for 1996. The maximum outstanding principal balance in 1996 was $4,000,000. All transactions between the Company and PNC Bank have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 26, 1997 (except as otherwise noted) the holdings of (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock of the Company, (ii) each director and certain executive officers and (iii) all directors and executive officers of the Company as a group. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.

                                                             AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP            PERCENTAGE
                                                              (NUMBER OF SHARES)              OF CLASS
                                                       ---------------------------------        (IF
                                                                        VOTING AND/OR         GREATER
                        NAME                           DIRECT(1)     INVESTMENT POWER(2)      THAN 1%)
-----------------------------------------------------  ---------     -------------------     ----------
Principal Holders
  PNC Bank Corp......................................         0           16,643,890(3)         39.3%
     Fifth Ave. & Wood St.
     Pittsburgh, Pa.
  P.H. Glatfelter Family Shareholders' Voting                 0           13,596,631(4)         32.1%
     Trust...........................................
     c/o PNC Bank
     17th and Chestnut Streets
     Philadelphia, Pa.
  G.H. Glatfelter....................................         0            4,028,135(5)          9.5%
     Spring Grove, Pa.
  John Hancock Mutual Life Insurance Company.........         0            2,221,376(6)          5.2%
     John Hancock Place
     Boston, Ma.

Directors and certain officers (other than those
  listed above)
  R. E. Chappell.....................................         0                2,000              --
  N. DeBenedictis....................................     1,000                1,000              --
  G. H. Glatfelter II................................         0               48,763(7)           --
  R. S. Hillas.......................................         0                6,000              --
  M. A. Johnson II...................................    10,544                1,536              --
  R. W. Kelso........................................         0                    0              --
  R. S. Lawrence.....................................     4,406               37,081(8)           --
  J. F. Myers........................................    40,386               70,306(9)           --
  R. P. Newcomer.....................................     3,174               41,811(10)          --
  T. C. Norris.......................................    82,573               51,026(11)          --
  P. R. Roedel.......................................       200                    0              --
  J. M. Sanzo........................................       500                    0              --
  R. L. Smoot........................................       500                    0              --
  All directors and executive officers as a group....   158,582            4,388,435(12)        10.7%

---------------
 (1) Reported in this column are shares held of record.

 (2) Does not include shares reported in Direct Ownership column. For purposes of the table, shares of Common Stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, the same security may be beneficially owned by more than one person and, accordingly, in some cases, the same shares are listed opposite more than one name in the table. Also includes, in some cases, shares beneficially held by wives or minor children, as to which beneficial ownership is disclaimed.

 (3) Consists of 8,684,607 shares as to which PNC Bank Corp. has sole voting power; 7,700,789 shares as to which PNC Bank Corp. has shared voting power; 8,115,386 shares as to which PNC Bank Corp. has sole investment power; and 7,919,594 shares as to which PNC Bank Corp. has shared investment power. The amounts specified for shared voting power and shared investment power both include 89,348 shares held by PNC Bank as co-trustee with G. H. Glatfelter. In addition, 13,596,631 shares of the total amount of shares beneficially held by PNC Bank Corp. are deposited in the Voting Trust (see footnotes (5) and (7)). Of the 16,643,890 shares beneficially held by PNC Bank Corp., all such shares are also considered to be beneficially held by its subsidiary, PNC Bancorp, Inc., and 16,632,356 shares are considered to be beneficially held by PNC Bank. All of the above share amounts are as of December 31, 1996.

 (4) Consists of shares beneficially owned as of December 31, 1996 by certain descendants of Philip H. Glatfelter or the spouses of such descendants, including shares beneficially owned by G. H. Glatfelter and G. H. Glatfelter II, which were deposited in the P. H. Glatfelter Family Shareholders' Voting Trust dated July 1, 1993 (the "Voting Trust"). Shares deposited in the Voting Trust may be withdrawn subject to certain conditions. Co-trustees for the Voting Trust are William M. Eyster II, Katherine G. Costello, Patricia G. Foulkrod, Phillip H. Glatfelter IV, Irene G. Fegley and PNC Bank. Co-trustees other than PNC Bank each represent a family group. The shares deposited in the Voting Trust may be voted only in accordance with a majority of votes cast by the co-trustees pursuant to a weighted formula in which (i) each co-trustee (other than PNC
     Bank) is entitled to cast such number of votes as is equal to the number of shares deposited in the Voting Trust in which members of his or her family group have an interest and (ii) PNC Bank is entitled to cast such number of votes as is equal to the number of shares deposited in the Voting Trust in which any fiduciary trust of which PNC Bank is a trustee and which is for the benefit of one or more Glatfelter family members has an interest. The co-trustees have no dispositive power with regard to the shares deposited in the Voting Trust. The Voting Trust will continue until it is terminated by the co-trustees or all of the shares deposited in the Voting Trust are withdrawn. The address for each of the co-trustees is c/o PNC Bank, 17th and Chestnut Streets, Philadelphia, Pa.

 (5) Includes 89,348 shares held as co-trustee with PNC Bank, 905,577 shares (of which 4,416 shares are also included in the number of shares which he holds as co-trustee) which G. H. Glatfelter has the right to withdraw from certain trusts of which PNC Bank is trustee and 3,037,626 shares which G.
     H. Glatfelter has the right, on certain conditions, to purchase. All shares beneficially owned by G. H. Glatfelter are deposited in the Voting Trust (see footnote (4)).

 (6) Represents 2,221,376 shares beneficially owned, as of December 31, 1996 by The Berkeley Financial Group through its direct, wholly-owned subsidiary, NM Capital Management, Inc., which beneficially owns 2,147,276 shares, and through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc., which beneficially owns 74,100 shares. NM Capital Management, Inc. has sole voting power as to 875,272 shares, and sole investment power as to 2,147,276 shares and does not share voting or investment power as to any shares. John Hancock Advisers, Inc. has sole voting and investment power as to all of its shares. The Berkeley Financial Group is a direct, wholly-owned subsidiary of John Hancock Asset Management, which is a direct, wholly-owned subsidiary of John Hancock Subsidiaries, Inc., which is a direct, wholly-owned subsidiary of John Hancock Mutual Life Insurance Company.

 (7) Includes 36,153 shares subject to the currently exercisable portion of an option. Of the shares beneficially owned by G. H. Glatfelter II, 11,580 are subject to the Voting Trust (see footnote (4)).

 (8) Includes 34,738 shares subject to the currently exercisable portion of an option.

 (9) Includes 36,394 shares subject to the currently exercisable portion of an option.

(10) Includes 37,478 shares subject to the currently exercisable portion of an option.

(11) Includes 45,000 shares subject to the currently exercisable portion of an option.

(12) Includes 284,676 shares subject to currently exercisable portions of options.

     G. H. Glatfelter, the Voting Trust, PNC Bank Corp., PNC Bancorp, Inc., PNC Bank and John Hancock Mutual Life Insurance Company and its above-referenced subsidiaries may be deemed to be "control persons" of the Company for purposes of the proxy rules and regulations of the Securities and Exchange Commission.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     A trust for which G. H. Glatfelter is co-trustee sold 1,121 shares on December 26, 1996; Mr. Glatfelter did not report the sale until February 10, 1997.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present to the meeting any business other than the election of directors, the approval of amendments to the Long-Term Incentive Plan and the approval of the Management Incentive Plan. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

     The Company must receive any proposal which a shareholder wishes to submit to the 1998 annual meeting of shareholders by November 14, 1997, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                            /s/ R.S. WOOD
                                            R. S. WOOD,
                                            Secretary

March 14, 1997

                                                                       EXHIBIT A

                            P. H. GLATFELTER COMPANY

                   1992 KEY EMPLOYEE LONG-TERM INCENTIVE PLAN
                          (AS PROPOSED TO BE AMENDED)

                                   ARTICLE I

                                    PURPOSE

     The purpose of this 1992 Key Employee Long-Term Incentive Plan (the "Plan") is to enable P. H. Glatfelter Company (the "Company") to offer key employees of the Company and its subsidiaries equity interests in the Company and other incentive awards, including performance-based stock incentives, and to offer directors of the Company stock options and equity interests in the Company, thereby attracting, retaining and rewarding such individuals, and strengthening the mutuality of interests between such individuals and the Company's shareholders.

                                   ARTICLE II

                                  DEFINITIONS

     For purposes of this Plan, the following terms shall have the following meanings:

     2.1 "Award" shall mean any award under this Plan of any Stock Option, Restricted Stock, Performance Share or Performance Unit.

     2.2 "Board" shall mean the Board of Directors of the Company.

     2.3 "Change of Control" shall mean the occurrence of any one of the following: (i) the Company enters into an agreement of reorganization, merger or consolidation pursuant to which it is not the surviving corporation, (ii) the Company sells substantially all its assets, or (iii) in excess of 51% of the issued and outstanding shares of Common Stock is acquired by a single purchaser or group of related purchasers, other than a purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter, in any case other than in a transaction in which the surviving corporation or the purchaser is the Company or a majority-owned subsidiary of the Company.

     2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.5 "Committee" shall mean the Compensation Committee of the Board consisting of three or more Directors, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time, and an "outside director" within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, as in effect from time to time.

     2.6 "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     2.7 "Disability" shall mean a disability due to any medically determinable physical or mental impairment that prevents a Participant from fulfilling the duties that such Participant was performing at the time of the occurrence of such disability and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of more than twelve months, as determined by the Committee in its sole discretion.

     2.8 "Fair Market Value" for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the average of the high and low sales prices of a share of Common Stock as reported on the American Stock Exchange.

     2.9 "Incentive Stock Option" shall mean any Stock Option awarded under this Plan intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

     2.10 "Non-Qualified Stock Option" shall mean any Stock Option awarded under this Plan that is not an Incentive Stock Option.

     2.11 "Participant" shall mean an individual to whom an Award has been made pursuant to this Plan.

     2.12 "Performance Cycle" shall have the meaning set forth in Section 9.1.

     2.13 "Performance Period" shall have the meaning set forth in Section 8.1.

     2.14 "Performance Share" shall mean an Award made pursuant to Article VIII of this Plan of the right to receive Common Stock or cash of an equivalent value, or a combination of both, at the end of a specified Performance Period.

     2.15 "Performance Unit" shall mean an Award made pursuant to Article IX of this Plan of the right to receive a fixed dollar amount, payable in cash or Common Stock or a combination of both, at the end of a specified Performance Cycle.

     2.16 "Restricted Stock" shall mean an Award of shares of Common Stock under this Plan that is subject to restrictions under Article VII.

     2.17 "Restriction Period" shall have the meaning set forth in Section
7.2(d).

     2.18 "Stock Option" or "Option" shall mean any option to purchase shares of Common Stock granted pursuant to Article VI.

     2.19 "Termination of employment" shall mean a termination of employment for reasons other than a military or personal leave of absence granted by the Company or, in the case of a director of the Company, termination of service as a member of the Board.

                                  ARTICLE III

                                 ADMINISTRATION

     3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

     3.2 Awards. The Committee shall have full authority to grant, pursuant to the terms of this Plan, to persons eligible under Article V: (i) Stock Options,
(ii) Restricted Stock, (iii) Performance Shares and (iv) Performance Units. In particular, the Committee shall have the authority:

          (a) to select the persons eligible under Article V to whom Stock Options, Restricted Stock, Performance Shares and Performance Units may from time to time be granted hereunder;

          (b) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Performance Shares and Performance Units, or any combination thereof, are to be granted hereunder to one or more persons eligible under Article V;

          (c) to determine the number of shares of Common Stock to be covered by each such Award granted hereunder;

          (d) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the option or purchase price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion); and

          (e) to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under this Plan shall be deferred.

     3.3 Guidelines. Subject to Article X hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award granted in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding the foregoing, no action of the Committee under this
Section 3.3 shall impair the rights of any Participant without the Participant's consent.

     3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and directors and their respective heirs, executors, administrators, successors and assigns.

                                   ARTICLE IV

                                SHARE LIMITATION

     4.1 Shares. The maximum aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed five million (5,000,000) shares (subject to any increase or decrease pursuant to Section 4.2) which may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company. If any Option granted under this Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of unpurchased shares shall again be available for the purposes of the Plan; provided, however, that if such expired, terminated or cancelled Option shall have been issued in conjunction with another Award, none of such unpurchased shares shall again become available for purposes of this Plan to the extent that the related Award granted under this Plan is exercised. Further, if any shares of Restricted Stock granted hereunder are forfeited or any Award of Performance Shares terminates without the delivery of such shares, the shares subject to such Award, to the extent of such forfeiture or termination, shall again be available under this Plan.

     4.2 Changes. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the maximum aggregate number of shares which may be issued under this Plan, in the maximum aggregate number of shares with respect to which Options or Performance Shares may be granted under this Plan to any individual during any calendar year, in the number and option price of shares subject to outstanding Options granted under this Plan, and in the number of shares subject to other outstanding Awards granted under this Plan, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any Award shall always be a whole number.

                                   ARTICLE V

                                  ELIGIBILITY

     5.1 Employees. Officers and other key employees of the Company and any subsidiary of the Company are eligible to be granted Awards under this Plan.

     5.2 Directors. Directors of the Company who are not employees of the Company or one of its subsidiaries are eligible to be granted Non-Qualified Stock Options and Restricted Stock under this Plan.

                                   ARTICLE VI

                                 STOCK OPTIONS

     6.1 Options. Each Stock Option granted under this Plan shall be either an Incentive Stock Option or a Non-Qualified Stock Option.

     6.2 Grants. The Committee shall have the authority to grant to any person, to the extent eligible under Article V, one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify as an Incentive Stock Option shall constitute a separate Non-Qualified Stock Option.

     6.3 Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

     6.4 Terms of Options. Options granted under this Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

          (a) Stock Option Certificate. Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Certificate executed by the Company. The Stock Option Certificate shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

          (b) Option Price. The option price per share of Common Stock purchasable upon exercise of a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant if the Stock Option is intended to be an Incentive Stock Option and shall not be less than 85% of the Fair Market Value of the Common Stock on the date of grant if the Stock Option is intended to be a Non-Qualified Stock Option.

          (c) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date it is granted.

          (d) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant, provided that no Stock Option may be exercised within six months after the date of grant.

          (e) Method of Exercise. Subject to such installment exercise and waiting period provisions as may be imposed by the Committee, Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the option price in such form as the Committee may accept and, if requested, by the representation described in Section 12.4. Unless otherwise determined by the Committee in its sole discretion at or after grant, payment in full or in part may be made in the form of Common Stock duly owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances), based on the Fair Market Value of the Common Stock on the last trading date preceding payment. Upon payment in full of the option price, as provided herein, a stock certificate or stock certificates representing the number of shares of Common Stock to which the Participant is entitled shall be issued and registered in the name of and delivered to the Participant.

          (f) Death. Unless otherwise determined by the Committee at the time of grant, if a Participant's employment by the Company or one of its subsidiaries, or a Participant's service on the Board, terminates by reason of death, any Stock Option held by such Participant which was exercisable at the date of death may thereafter be exercised by the legal representative of the Participant's estate for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

          (g) Disability. If the Committee, in its sole discretion, determines that a Participant has suffered a Disability, any Stock Option held by such Participant which was exercisable on the date on which such Disability commenced (as determined by the Committee in its sole discretion) may thereafter be exercised by the Participant for a period of one year from the date of such commencement (or such other period as may be determined by the Committee at the time of grant) or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the Participant dies within such one-year period (or other period determined by the Committee at the time of grant), any unexercised Stock Option held by such Participant shall thereafter be exercisable to the extent to which it was exercisable at the time of death, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

          (h) Termination of Employment. Unless otherwise determined by the Committee at the time of grant, if a Participant's employment by the Company and its subsidiaries, or a Participant's service on the Board, terminates for any reason other than death or Disability, the Stock Option shall terminate as of the date of such termination of employment.

          (i) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any subsidiary or parent corporation (within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

          Should any of the foregoing provisions not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

          (j) Committee Discretion. Notwithstanding any other provision of this Plan, if a Participant's employment by the Company or any of its subsidiaries, or a Participant's service on the Board, terminates for any reason (including death or Disability), the Committee may, in its sole discretion, accelerate the exercisability of any outstanding Stock Option held by such Participant and/or extend the post-termination exercise periods set forth in subsections (f), (g) and (h) of this Section 6.4, provided that such post-termination exercise period may not be extended beyond the expiration of the stated term of such Stock Option.

     6.5 Individual Limit. The maximum aggregate number of shares of Common Stock with respect to which Stock Options may be granted under this Plan to any individual during any calendar year shall not exceed two hundred thousand (200,000) shares (subject to any increase or decrease pursuant to Section 4.2).

                                  ARTICLE VII

                                RESTRICTED STOCK

     7.1 Awards of Restricted Stock. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and the other terms and conditions of the Awards, in addition to those set forth in
Section 7.2.

     The provisions of Restricted Stock Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

     7.2 Terms and Conditions.  Restricted Stock awarded pursuant to this
Article VII shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

          (a) Purchase Price. Unless otherwise determined by the Committee, the purchase price for shares of Restricted Stock shall be zero.

          (b) Award Certificate. Each Restricted Stock Award shall be evidenced by, and subject to the terms of, a Restricted Stock Award Certificate executed by the Company. The Restricted Stock Award Certificate shall specify the number of shares of stock subject to the Award, the time or times within which such Restricted Stock is subject to forfeiture and the other terms, conditions and restrictions applicable to such Award.

          (c) Stock Certificate. When the restrictions applicable to a Restricted Stock Award, or any portion thereof, lapse, a stock certificate or stock certificates representing the number of shares of Common Stock covered by such Restricted Stock Award, or portion thereof, shall be issued and registered in the name of and delivered to the Participant. In lieu of issuing a stock certificate or stock certificates representing such shares of Common Stock, the Committee may, in its sole discretion, elect to distribute to the Participant cash in an amount equal to the Fair Market Value of such shares of Common Stock on the date on which the Restricted Stock ceased to be subject to forfeiture, provided that the shares of Common Stock to which the Participant was entitled shall be deemed to have been issued for purposes of Article IV hereof.

          (d) Restriction Period. Subject to the provisions of this Plan and the Restricted Stock Award Certificate, shares of Restricted Stock will be forfeited to the Company if the Participant ceases to be an employee of the Company and any of its subsidiaries, or ceases to be a member of the Board, during a period set by the Committee commencing with the date of such Award (the "Restriction Period"). Subject to the provisions of this Plan, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments, provided that no such restrictions shall lapse within six months after the date of the Award.

          (e) Death or Disability. Subject to the provisions of this Plan and the Restricted Stock Award Certificate, upon the death or Disability of a Participant during the Restriction Period, restrictions will lapse with respect to a percentage of the Restricted Stock Award granted to the Participant that is equal to the percentage of the Restriction Period that has elapsed as of the date of death or the date on which such Disability commenced (as determined by the Committee in its sole discretion), and a certificate or certificates representing such shares of Common Stock shall be issued and registered in the name of the Participant or the Participant's estate, as the case may be.

          (f) Committee Discretion. Notwithstanding any other provision of this Plan, if a Participant's employment by the Company or any of its subsidiaries, or a Participant's service on the Board, terminates for any reason (including death or Disability), the Committee may, in its sole discretion, determine that the restrictions applicable to any outstanding Restricted Stock Award held by such Participant shall lapse at the time of such termination or on such accelerated basis as may be determined by the Committee, in its sole discretion.

                                  ARTICLE VIII

                               PERFORMANCE SHARES

     8.1 Award of Performance Shares. The Committee shall determine the eligible persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the "Performance Period") during which, and the conditions under which, receipt of the shares of Common Stock will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 8.2.

     The provisions of Performance Share Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

     8.2 Terms and Conditions.  Performance Shares awarded pursuant to this
Article VIII shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

          (a) Conditions. The Committee, in its sole discretion, shall specify the Performance Period during which, and the conditions under which, the receipt of shares of Common Stock covered by the Performance Share Award will be deferred, provided that the Performance Period shall not be less than six months. The receipt of shares of Common Stock pursuant to a Performance Share Award shall be conditioned upon the attainment of one or more preestablished objective performance goals, within the meaning of
     Section 162(m) of the Code and regulations promulgated thereunder, established by the Committee. Such goals must be established in writing not later than 90 days after the commencement of the Performance Period, provided that the outcome is substantially uncertain at the time the goal is established (provided that in no event may the performance goal be established after 25% of the Performance Period has elapsed). The performance goals may be based on the Company's stock price, return on assets, return on capital employed, return on shareholders' equity, earnings, earnings per share, total shareholder return, sales, costs, or such other objective performance goals as may be established by the Committee from time to time.

          (b) Award Certificate. Each Performance Share Award shall be evidenced by, and subject to the terms of, a Performance Share Certificate executed by the Company. The Performance Share Certificate shall specify the number of shares of stock subject to the Award, the applicable Performance Period and the other terms and conditions applicable to such Award.

          (c) Stock Certificate. If the Committee certifies in writing, after the expiration of the Performance Period, that the performance goals specified in the Performance Share Certificate and all other material terms of the award have been satisfied, a stock certificate or stock certificates representing the number of shares of Common Stock covered by the Performance Share Award shall be issued and registered in the name of and delivered to the Participant. In lieu of issuing a stock certificate or stock certificates representing such shares of Common Stock, the Committee may, in its sole discretion, elect to distribute to the Participant cash in an amount equal to the Fair Market Value of such shares of Common Stock at the end of the Performance Period, provided that the shares of Common Stock to which the Participant was entitled shall be deemed to have been issued for purposes of Article IV hereof.

          (d) Death or Disability. Subject to the provisions of this Plan and the Performance Share Certificate, in the event of the death or Disability of a Participant, the Participant or the Participant's estate, as the case may be, shall be entitled to receive, at the expiration of the Performance Period, a percentage of Performance Shares that is equal to the percentage of the Performance Period that had elapsed as of the date of death or date on which such Disability commenced (as determined by the

     Committee in its sole discretion), provided that the Committee, in its sole discretion, determines that the conditions specified in the Performance Share Certificate have been satisfied, and a certificate or certificates representing such shares of Common Stock shall be issued and registered in the name of the Participant or the Participant's estate, as the case may be.

          (e) Termination of Employment. Unless otherwise determined by the Committee at the time of grant, the Performance Shares will be forfeited upon termination of a Participant's employment with the Company and its subsidiaries during the Performance Period for any reason other than death or Disability.

     8.3 Individual Limit. The maximum number of shares of Common Stock that may be subject to Performance Share Awards granted to any individual during any calendar year shall be sixty thousand (60,000) shares (subject to any increase or decrease pursuant to Section 4.2).

                                   ARTICLE IX

                               PERFORMANCE UNITS

     9.1 Award of Performance Units. The Committee shall determine the eligible persons to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any person, the duration of the period (the "Performance Cycle") during which, and the conditions under which, a Participant's right to Performance Units will be vested, the ability of Participants to defer the receipt of payment of such Units, and the other terms and conditions of the Award in addition to those set forth in Section 9.2.

     A Performance Unit shall have a fixed dollar value.

     The provisions of Performance Unit Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

     9.2 Terms and Conditions.  The Performance Units awarded pursuant to this
Article IX shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

          (a) Conditions. The Committee, in its sole discretion, shall specify the Performance Cycle during which, and the conditions under which, the Participant's right to Performance Units will be vested, provided that the Performance Cycle shall not be less than six months. The vesting of Performance Units shall be conditioned upon the attainment of one or more pre-established objective performance goals, within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, established by the Committee. Such goals must be established in writing not later than 90 days after the commencement of the Performance Period, provided that the outcome is substantially uncertain at the time the goal is established (provided that in no event may the performance goal be established after 25% of the Performance Period has elapsed). The performance goals may be based on the Company's stock price, return on assets, return on capital employed, return on shareholders' equity, earnings, earnings per share, total shareholder return, sales, costs, or such other objective performance goals as may be established by the Committee from time to time.

          (b) Award Certificate. Each Performance Unit Award shall be evidenced by, and subject to the terms of, a Performance Unit Certificate executed by the Company. The Performance Unit Certificate shall specify the dollar value of the Award, the applicable Performance Cycle and the other terms and conditions applicable to such Award.

          (c) Vesting; Payment. If the Committee certifies in writing, after the expiration of the Performance Cycle, that the performance goals specified in the Performance Unit Certificate and all other material terms of the award have been satisfied, the Performance Units will be vested and the Participant will receive payment of the amount specified in the Performance Unit Certificate as soon as practicable thereafter. Payment may be made in cash, shares of Common Stock or a combination of both, as determined by the Committee, in its sole discretion.

          (d) Death or Disability. Subject to the provisions of this Plan and the Performance Unit Certificate, in the event of the death or Disability of a Participant, the Participant or the Participant's estate, as the case may be, shall be entitled to receive, at the expiration of the Performance Cycle, a percentage of the Performance Units that is equal to the percentage of the Performance Cycle that had elapsed as of the date of death or date on which such Disability commenced (as determined by the Committee in its sole discretion), provided that the Committee, in its sole discretion, determines that the conditions specified in the Performance Unit Certificate have been satisfied, and payment therefor shall be made to the Participant or the Participant's estate, as the case may be.

          (e) Termination of Employment. Unless otherwise determined by the Committee at the time of grant, the Performance Units will be forfeited upon termination of a Participant's employment with the Company and its subsidiaries during the Performance Cycle for any reason other than death or Disability.

     9.3 Individual Limit. The maximum dollar amount of Performance Unit Awards granted to any individual during any calendar year shall be $1,000,000.

                                   ARTICLE X

                            TERMINATION OR AMENDMENT

     10.1 Termination or Amendment of Plan. The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XII); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, that the Company will seek the approval of the Company's shareholders for any amendment if such approval is necessary to comply with the Code, Federal or state securities law or any other applicable rules or regulations.

     10.2 Amendment of Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent. The Committee may also substitute new Stock Options for previously granted Stock Options having higher option prices.

                                   ARTICLE XI

                                 UNFUNDED PLAN

     11.1 Unfunded Status of Plan. This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Nonassignment. Except as otherwise provided in this Plan, any Award made hereunder and the rights and privileges conferred thereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Award, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Award and the rights and privileges conferred hereby shall immediately terminate and the Award shall immediately be forfeited to the Company.

     12.2 Change of Control. In the event of a Change of Control, all outstanding Stock Options that have been held for at least six months shall immediately become fully exercisable and all outstanding Restricted Stock Awards that have been held for at least six months shall immediately cease to be subject to forfeiture or deferral limitations, and upon payment by the Participant of the option or purchase price, if any, stock certificates representing the Common Stock covered thereby shall be issued and registered in the name of and delivered to the Participants or other payment therefor made as soon as practicable. In the event of a Change of Control, the Committee may, in its sole discretion, determine whether Participants should immediately receive some or all of the shares of Common Stock or cash covered by outstanding Performance Share Awards or Performance Unit Awards.

     12.3 Rights as Shareholder. A Participant shall not be deemed to be the holder of Common Stock or to have the rights of a holder of Common Stock, with respect to any Award hereunder, unless and until all applicable restrictions, if any, have lapsed and a stock certificate or stock certificates representing shares of Common Stock are issued to him.

     12.4 Legend. The Committee may require each person acquiring shares pursuant to an Award under the Plan to represent to the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     12.5 Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     12.6 No Right to Employment. Neither this Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any subsidiary, nor shall there be a limitation in any way on the right of the Company or any subsidiary of the Company by which a Participant is employed to terminate such Participant's employment at any time. Neither this Plan nor the grant of any Option or other award hereunder shall give any director the right to continue as a member of the Board or obligate the Company to nominate any director for reelection by the Company's shareholders.

     12.7 Withholding of Taxes. The Company shall have the right to reduce the number of shares of Common Stock otherwise deliverable pursuant to this Plan by an amount which would have a Fair Market Value equal to the amount of all Federal, state or local taxes to be withheld, based upon the tax rates then in effect or the tax rates that the Company reasonably believes will be in effect for the applicable tax year or to deduct the amount of such taxes from any cash payment to be made to a Participant, pursuant to this Plan or otherwise. In connection with such withholding, the Committee may make such arrangements as are consistent with the Plan as it may deem appropriate.

     12.8 Listing and Other Conditions.

          (a) As long as the Common Stock is listed on the American Stock Exchange or any other national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or vest in any other Award with respect to such shares shall be suspended until such listing has been effected.

          (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or Awards, and the right to exercise any Option or vest in any other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

          (c) Upon termination of any period of suspension under this Section 12.8, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

     12.9 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     12.10 Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

     12.11 Liability of Committee. No member of the Board of Directors or the Committee nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

     12.12 Other Benefits. No payment pursuant to an Award under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any of its subsidiaries nor affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

     12.13 Costs. The Company shall bear all expenses incurred in administering this Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.

     12.14 Severability. If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

     12.15 Successors. This Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

     12.16 Headings. Article and section headings contained in this Plan are included for convenience only and are not to be used in construing or interpreting this Plan.

                                  ARTICLE XIII

                             EFFECTIVE DATE OF PLAN

     13.1 This Plan shall be effective as of the date of its approval by the Company's shareholders.

                                  ARTICLE XIV

                                  TERM OF PLAN

     14.1 No Stock Option, Restricted Stock, Performance Share or Performance Unit shall be granted pursuant to this Plan on or after April 23, 2007, but Awards granted prior to such date may extend beyond that date.

                                                                       EXHIBIT B

                            P. H. GLATFELTER COMPANY

                           MANAGEMENT INCENTIVE PLAN
                        (ADOPTED AS OF JANUARY 1, 1994)
                (AMENDED AND RESTATED EFFECTIVE MARCH 13, 1997)

1.  PURPOSE OF THE PLAN

     The purpose of the Management Incentive Plan (hereinafter called the "Plan") is to provide an incentive to greater efforts on the part of key salaried employees to increase profits of P. H. Glatfelter Company, hereinafter, together with its subsidiaries, called the "Company". The underlying objectives of the Plan are as follows:

          (a) Maximize the annual return on shareholders' equity.

          (b) Promote and reward management teamwork at both corporate and mill levels.

          (c) Enable the Company to attract and retain a talented management team.

          (d) Assure that Plan awards are at risk annually.

          (e) Reward key mill management personnel on the basis of both mill and corporate financial results.

          (f) Provide above-average incentive award potential to key salaried employees of the Company whose base salaries are generally below average market rates.

2.  PROFIT CENTERS OF THE PLAN

     In order to accomplish the objectives of the Plan, the Company and each of its mills shall be treated as a separate profit center for the purpose of rewarding those employees, who through the exercise of their responsibilities, are in a position to have a significant bearing on the success and profitability of their profit center, and therefore on the profitability of the Company. In addition, a Glatfelter Paper Group profit center shall represent a combination of the Spring Grove and Neenah mill profit centers. The profit centers are identified as follows:

                       Corporate Profit Center
                       Glatfelter Paper Group Profit Center
                       Spring Grove Mill Profit Center
                       Neenah Mill Profit Center
                       Ecusta Mill Profit Center

3.  AMENDMENT OR TERMINATION OF THE PLAN

     This Plan is an amendment and restatement of the P. H. Glatfelter Company Management Incentive Plan and shall continue in force from year to year until amended, modified or terminated. The Company reserves the right by action of its Board of Directors or the Compensation Committee thereof (hereinafter called the "Committee") at any time to amend or modify the Plan in any respect or to terminate the Plan in its entirety, provided that, if the Plan is in effect at the beginning of a fiscal year, it may not be terminated or amended for such year. The Company will seek the approval of the Company's shareholders for an amendment if such approval is necessary to comply with the Internal Revenue Code, Federal or state securities law or any other applicable rules or regulations.

4.  ADMINISTRATION OF THE PLAN

     The management of the Plan shall be vested in the Committee, which shall be comprised solely of two or more "outside directors" (as defined in regulations promulgated under Section 162(m) of the Internal Revenue Code). The majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of its members present at any meeting at which a quorum is present or without a meeting by unanimous written consent executed by all the members then in office.

5.  PARTICIPANTS IN THE PLAN

     (a) The participants in the Plan and the profit center to which they are assigned for each fiscal year shall be proposed by the Chief Executive Officer and approved by the Committee on or before the December 31 immediately preceding such fiscal year. In this respect, the action of the Committee shall be final. Participation is limited to selected management and highly compensated salaried employees of the Company. Nothing herein contained shall be construed as giving any salaried employee the right to participate in the Plan, except after approval by the Committee, and then his participation shall be subject to all the provisions of the Plan.

     (b) The criteria that will be considered by the Committee in approving a participant shall include position responsibilities, organizational reporting relationship, current salary grade and/or rate, individual performance expectations, and competitive practices.

     (c) If a participant shall transfer from one profit center to another during the year, his incentive award shall be determined on the basis of the financial results of each profit center for such fiscal year, prorated based on service to each profit center during such fiscal year. The participant's salary grade at the time he is approved by the Committee as a participant in the Plan for such year shall be such participant's salary grade for purposes of determining the maximum, target and minimum awards for each profit center.

     (d) If a participant's employment by the Company should terminate during the fiscal year by reason of his death, retirement or permanent disability, his incentive award shall be determined on the basis of the financial results of his profit center for such fiscal year and his base salary midpoint for such fiscal year, prorated to reflect the period of service prior to his death, retirement or permanent disability, and shall be paid either to him or, as appropriate, the beneficiary specifically designated by the participant on the applicable form, or, if no such specific designation is made, to such beneficiary as is designated under the Company's Group Life Insurance Plan. A participant who has been removed from the payroll of the Company during the fiscal year for any reason, other than his death, retirement or permanent disability, shall not participate in the Plan for such fiscal year, unless the Committee, in its sole discretion, determines that he shall so participate. The decision of the Committee in this regard shall be final.

     (e) In consideration of the payments to be made in accordance with the provisions of the Plan, the participants may not be participants in the Company's Conference Group award program.

6.  DETERMINATION OF INCENTIVE COMPENSATION AWARDS

     (a) The Plan shall provide incentive awards based on achievement of specified performance goals. Such performance goals shall be based on certain measurements of profitability in each of the Company's profit centers. Initially, such profitability shall be measured by the return on average shareholders' equity (ROSE) in the case of the Corporate Profit Center and by both the return on average shareholders' equity (ROSE) of the Company and the return on average capital employed (ROCE) for the applicable mill profit center. In the case of the Glatfelter Paper Group, the financial results of the Spring Grove and Neenah mill profit centers will be combined for purposes of calculating return on average capital employed. The determination of profit center profitability shall be based on the audited consolidated financial statements of the Company and on the Company's internal financial statements for each mill after the audit adjustments have been applied.

     (b) The amount of an individual's award shall be based on a percentage of such individual's base salary midpoint for the salary grade approved for him by the Committee. If such salary midpoints are revised at any time during a fiscal year, the Committee will revise the midpoints applicable to such year. The incentive award as a percentage of base salary midpoint will vary based on the applicable ROSE and ROCE levels achieved for the Plan Year. In no event may the incentive award paid to any participant for any plan year exceed $1,000,000.

     (c) The ROSE and ROCE factors are a measure of profitability and will be established in the operating rules for each profit center, adopted annually by the Committee in accordance with Paragraph 9. The incentive award shall equal the base salary midpoint multiplied by the Incentive Award Factor which will vary in relationship to the actual ROSE and ROCE levels achieved for the year.

     (d) The Committee may, from time to time, establish performance goals based on business criteria other than ROSE and ROCE, such as stock price, return on assets, earnings, earnings per share, total shareholder return, sales or costs.

7.  PAYMENT OF INDIVIDUAL INCENTIVE AWARDS

     (a) Each year after the Committee has approved the participants in the Plan for the following year in accordance with Paragraph 5(a), each participant shall make an election by February 1 of such following year to receive his incentive award in cash or to defer the receipt of 25%, 50%, 75% or 100% of the award to a future period, specifying irrevocably the timing of the future payment(s) in accordance with the deferred options established by the Committee. The amount of deferred awards shall be adjusted at the end of each calendar quarter by crediting the cumulative deferred awards with interest for the quarter based on the prime rate of interest on the last business day of the quarter at Morgan Guaranty Trust Company of New York (or such comparable rate as is determined by the Committee if such prime rate is unavailable or, if in the opinion of the Committee it no longer reflects the rate of interest on such bank's demand loans to its most credit-worthy customers). The interest credit shall be earned from the date when the award would have been paid if not deferred and shall be compounded on the accumulated award and accrued interest. Should a deferred award be paid during a quarter, interest on the amount of such payment shall be accrued at the rate used for the immediately preceding quarter.

     (b) Cash incentive awards shall be paid annually as promptly as practicable after the Company's certified public accountants have completed their examination of the Company's year-end consolidated financial statements and the Committee has certified that the applicable performance goals have been met.

     (c) Deferred incentive awards shall be paid on the first Monday in April of each year pursuant to a participant's election to defer receipt of his award. In the event a participant who has deferred an award determines that he has a financial hardship which necessitates the acceleration of the payment of the deferred award, he shall submit his request to release the funds to the Committee which shall consider the circumstances and, in its sole discretion, determine whether the request shall be approved.

     (d) If a participant separates from the Company before age 55, or after age 55 without being vested under the terms of the Company's Retirement Plan for Salaried Employees, including the Supplemental Executive Retirement Plan (collectively, the "Pension Plans"), such participant will receive the unpaid amount of his cumulative deferred award(s) in a lump sum within 30 days of his separation date or, at the sole discretion and option of the Committee, as stipulated on his election form. If such participant separates after age 55 and is vested under the terms of the Company's Pension Plans, his deferred award(s) will be paid as stipulated on his election form(s). If a participant should die before his deferred award(s) has been completely paid out, the unpaid amount will be paid in a lump sum to his designated beneficiary, as designated under the Company's Group Life Insurance Plan, on a timely basis after his death.

8.  MANAGEMENT INCENTIVE PLAN ADJUSTMENT SUPPLEMENT

     The Company will supplement the basic monthly pension payable under the Company's Pension Plans, with respect to an employee who is a participant in the Plan and elected to defer incentive awards in accordance with Paragraph 7 of the Plan, as provided in the Plan of Supplemental Retirement Benefits for the Management Committee.

9.  MANAGEMENT INCENTIVE PLAN OPERATING RULES

     On or prior to December 31 immediately preceding each fiscal year, the Committee shall adopt operating rules for each of the profit centers for such fiscal year to be based on the operating budget for such fiscal year and estimated financial results for the then current fiscal year, both as presented at the December Board of Directors' meeting. These operating rules will establish maximum, target and minimum Incentive Award Factors for each salary grade and the corresponding maximum, target and minimum rates of return on average shareholders' equity and rates of return on average capital employed for each of the individual profit centers based on historical and anticipated rates of return for the profit centers (or maximum, target and minimum goals based on such other business criteria as the Committee may establish pursuant to Paragraph 6(d)), and such other administrative and procedural rules which the Committee considers appropriate.

10.  DEFINITIONS

     For the purpose of determining the incentive awards under the Plan, the following definitions shall apply:

     (a) Return on Average Shareholders' Equity (ROSE) shall mean Incentive Income divided by Average Shareholders' Equity.

     (b) Incentive Income shall mean income before income taxes as reported for the fiscal year in the Company's audited consolidated financial statements. . .

          i) before provision is made for the amounts paid or payable under the Plan, the Employees' Profit Sharing Plans, and the Spring Grove Conference Group award program, and

          ii) after such adjustment, if any, as shall be made to exclude, to the extent that the Committee in its sole discretion may determine, the whole or any part of any item which is both unusual in nature and infrequent in occurrence.

     (c) Average Shareholders' Equity shall mean the average of the shareholders' equity as reported in each of the Company's monthly internal financial statements during the fiscal year.

     (d) The "Incentive Award Factor" shall be the percentage of base salary midpoint for each salary grade corresponding to the maximum, target and minimum performance goals established for the corporate, mill, and the paper group profit centers in the operating rules.

     (e) Return on Capital Employed (ROCE) shall mean Operating Profit divided by Average Capital Employed. ROCE shall be based on the Company's internal financial reports for each of the Spring Grove, Neenah, and Ecusta mills after the year-end audit adjustments by the Company's independent certified public accountants have been applied to the accounting records and related reports. In the case of the Spring Grove mill profit center, the Return on Capital Employed shall be based on the consolidated financial reports for the Spring Grove mill and The Glatfelter Pulp Wood Company. In the case of the Glatfelter Paper Group profit center, the Return on Capital Employed shall be based on the consolidated financial reports for the Spring Grove mill, The Glatfelter Pulp Wood Company, and the Neenah mill.

     (f) Operating Profit shall mean operating profit as reported for the fiscal year in the Company's internal financial statements by mill and for The Glatfelter Pulp Wood Company. . .

          i) before provision is made for the amounts paid or payable under the Plan, the Employees' Profit Sharing Plans, and the Spring Grove Conference Group award program, and

          ii) after such adjustment, if any, as shall be made to exclude, to the extent that the Committee in its sole discretion may determine, the whole or any part of any item which is both unusual in nature and infrequent in occurrence.

     (g) Average Capital Employed shall mean the sum of the average of inventories and net property, plant, and equipment as shown in the Company's monthly internal financial statements by mill and for the Glatfelter Pulp Wood Company during the fiscal year.

     (h) Retirement shall mean voluntary separation from service by a participant who has achieved an age whereby he is eligible for and has elected to receive early retirement under the Company's Pension Plans.

     (i) Disability shall mean a disability due to any medically determinable physical or mental impairment that prevents a participant from fulfilling the duties that such participant was performing at the time of the occurrence of such disability and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of more than twelve months, as determined by the Committee in its sole discretion.

11.  RIGHTS NOT TRANSFERABLE

     Rights to incentive cash awards and deferred incentive awards are not transferable by a participant except upon the death of the participant by operation of will or the laws of intestacy.

12.  FUNDING

     The Plan is not funded. All awards that are not received in cash shall remain as part of the general assets of the Company and shall not be deemed held in trust for the benefit of the participant.

13.  WITHHOLDING OF APPLICABLE TAXES

     The Company shall have the right to withhold amounts from incentive cash awards and deferred incentive awards as shall be required to be withheld by the Company pursuant to any statute or other governmental regulation or ruling.

14.  CONCLUSION

     The interpretation of the Plan or any provision thereof or the operating rules made by the Committee shall be binding upon both the Company and every participant in the Plan. While it is the intention of the Company to provide a fair and reasonable basis for the determination of incentive compensation awards and the selection of the participants, the Plan is not an employment contract between the Company and the salaried employees or any participants and shall not constitute an agreement by the Company to continue any participant in its employ for any period of time notwithstanding that the termination of the employment of a participant during a fiscal year will preclude an incentive award to such participant for such year.

                           [TO APPEAR ON BACK COVER]

                                     (LOGO)
                           Printed on Ecusta Nyalite
                   Manufactured by the Ecusta Division of the
                            P. H. Glatfelter Company
                        Basis 25x38 -- 37 lb. Recycled.

PROXY                       P. H. GLATFELTER COMPANY
                           SPRING GROVE, PENNSYLVANIA
                      ------------------------------------
                        PROXY SOLICITED ON BEHALF OF THE
            BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING
                    OF SHAREHOLDERS TO BE HELD APRIL 23, 1997


         The undersigned shareholder of P. H. Glatfelter Company hereby appoints Nicholas DeBenedictis, Roger S. Hillas and M. A. Johnson II and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the Company's principal office, Spring Grove, Pennsylvania, on Wednesday, April 23, 1997, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

         IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE OTHER SIDE SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND THAT AS TO THE OTHER PROPOSALS WHICH ARE DESCRIBED IN THE PROXY STATEMENT, SAID ATTORNEYS AND PROXIES SHALL VOTE AS DIRECTED, OR IN THE ABSENCE OF SUCH DIRECTIONS, FOR SUCH PROPOSALS.

  (PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE
                              ENCLOSED ENVELOPE)

                  (Continued and to be signed on reverse side)

/X/      PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE.


                                 VOTE FOR ALL
                               NOMINEES LISTED                 VOTE
                             AT RIGHT, EXCEPT AS             WITHHELD
                               INDICATED BELOW          FROM ALL NOMINEES

1. Election of Directors:            / /                       / /


THE BOARD OF DIRECTORS RECOMMENDS VOTING 'FOR' THE NOMINEES.
NOMINEES:  Term Expiring in 1999:
           Richard W. Kelso

          Term Expiring in 2000:
          Robert E. Chappell
          George H. Glatfelter II
          Thomas C. Norris
          Richard L. Smoot

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

2. Approval of Amendments    FOR   AGAINST   ABSTAIN
   to 1992 Key Employee      /  /    /  /      /  /
   Long-Term Incentive Plan

3. Approval of Management     FOR   AGAINST   ABSTAIN
   Incentive Plan            /  /    /  /      /  /

Signature                                               Date
          --------------------------------------------       ------------------

Signature                                               Date
          --------------------------------------------       ------------------
                        IF HELD JOINTLY


NOTE: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.